Exhibit e(4)

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT (this “Agreement”) dated as of October 2, 2009 among Arigene Co., Ltd., a corporation organized under the laws of the Republic of Korea (the “Parent”), RTM Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”), and certain stockholders and optionholders of Trimeris, Inc., a Delaware corporation (the “Company”), listed on Annex I (each, a “Stockholder”).

RECITALS

WHEREAS, as of the date hereof, each Stockholder on Annex I, is the beneficial holder of the number of shares of Company Common Stock and Company Stock Options, including Restricted Shares, set forth opposite such Stockholder’s name (all such beneficially owned shares of Company Common Stock that are outstanding as of the date hereof, together with any shares of Company Common Stock that are hereafter issued to or otherwise acquired or owned by any Stockholder prior to the termination of this Agreement (including pursuant to any exercise of Company Stock Options, acquisition by purchase, or stock dividend, distribution, split-up, recapitalization, combination or similar transaction), hereinafter the “Subject Shares”);

WHEREAS, as a condition to their willingness to enter into the Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof among Parent, Purchaser and the Company, Parent and Purchaser have required that each Stockholder, and in order to induce Parent and Purchaser to enter into the Merger Agreement each Stockholder has agreed to, enter into this Agreement; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement, and the other definitional and interpretative provisions set forth in Section 9.8 of the Merger Agreement shall apply hereto as if such provisions were set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

AGREEMENT TO TENDER

Section 1.1. Agreement to Tender. (a) Each Stockholder shall validly tender or cause to be tendered in the Offer all of such Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer. As promptly as practicable after receipt by such Stockholder of all documents or instruments required to be delivered pursuant to the terms of the Offer, including but not limited to the letter of transmittal, each Stockholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to its Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Subject Shares and (C) all other documents or instruments required to be delivered by other stockholders of the Company pursuant to the terms of the Offer, and/or (ii) instruct its broker or such other person that is the holder of record of any Subject Shares beneficially owned by such Stockholder to tender such Subject Shares pursuant to and in accordance with the terms of the Offer. To the extent any Stockholder exercises any Company Stock Option prior to expiration of the Offer, such Stockholder shall take all actions necessary to tender the resulting Subject Shares in a timely manner in accordance with this Section 1.1. Each Stockholder agrees that once its Subject Shares are tendered such Stockholder will not withdraw any of such Subject Shares from the Offer, unless and until this Agreement shall have been terminated in accordance with Section 5.3.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants to Parent and Purchaser as to itself, severally and not jointly, that:

Section 2.1. Authorization; Binding Agreement. If the record holder of some or all of such Stockholder’s Subject Shares is not a natural person, such record holder is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and the execution, delivery and performance by such Stockholder of this Agreement with respect to the Subject Shares and the consummation of the transactions contemplated hereby are within such Stockholder’s authority on behalf of the record holder and within the record holder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of such record holder. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby are within his or her legal capacity and requisite powers, and if this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to execute, deliver and perform this Agreement. This Agreement constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar applicable laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 2.2. Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any certificate of incorporation, bylaws or other organizational documents of any record holder of the Stockholder’s Subject Shares, (ii) violate any applicable law applicable to such Stockholder or any record holder of the Stockholder’s Subject Shares, (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder or the record holder of the Stockholder’s Subject Shares is entitled under any provision of any material agreement or material permit binding on such Stockholder or record holder (iv) result in the imposition of any Lien on any asset of such Stockholder or record holder of the Stockholder’s Subject Shares, in the case of each of clauses (ii) through (iv) such as, individually or in the aggregate, would not prevent or materially delay such Stockholder’s ability to perform its obligations hereunder. No governmental licenses, authorizations, permits, consents or approvals are required in connection with the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder or record holder of the Stockholder’s Subject Shares of the transactions contemplated hereby, except for applicable requirements, if any, under the Exchange Act and any other applicable U.S. state or federal securities laws and for such licenses, authorizations, permits, consents or approvals the absence of which, individually or in the aggregate, would not prevent or materially delay such Stockholder’s ability to perform its obligations hereunder.

Section 2.3. Ownership of Subject Shares; Total Shares. Such Stockholder is the record or beneficial owner of its Subject Shares and, as of the date of Purchaser’s acceptance of tendered Subject Shares in the Offer, such Subject Shares will be free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act. As of the date hereof, such Stockholder does not own, beneficially or otherwise, any securities of the Company other than as set forth opposite such Stockholder’s name in Annex I.

Section 2.4. Voting Power. Such Stockholder has full voting power, with respect to its Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of its Subject Shares. None of such Stockholder’s Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided hereunder.

Section 2.5. Finder’s Fees. Except as provided in the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from the Company or any of its subsidiaries in connection with the transactions contemplated by the Merger Agreement or this Agreement based solely upon any arrangement or agreement made by or on behalf of such Stockholder.

Section 2.6. Reliance by Parent and Purchaser. Such Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Each of Parent and Purchaser hereby, jointly and severally, represents and warrants to the Stockholders as follows:

Section 3.1 Authorization; Binding Agreement. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and the execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the transactions contemplated hereby are within Parent’s and Purchaser’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent and Purchaser. This Agreement constitutes a valid and binding agreement of Parent and Purchaser enforceable against Parent and Purchaser in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar applicable laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.2 Non-Contravention. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any certificate of incorporation, bylaws or other organizational documents of Parent or Purchaser, (ii) violate any laws applicable to Parent or Purchaser, (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Parent or Purchaser are entitled under any provision of any material agreement or material permit binding on Parent or Purchaser or (iv) result in the imposition of any Lien on any asset of Parent or Purchaser, in the case of each of clauses (ii) through (iv) such as, individually or in the aggregate, would not prevent or materially delay Parent’s or Purchaser’s ability to perform its obligations hereunder. No governmental licenses, authorizations, permits, consents or approvals are required in connection with the execution and delivery of this Agreement by Parent and Purchaser or the consummation by Parent and Purchaser of the transactions contemplated hereby, except for applicable requirements, if any, under the Exchange Act and any other applicable U.S. state, federal or foreign securities laws and for such licenses, authorizations, permits, consents or approvals the absence of which, individually or in the aggregate, would not prevent or materially delay Parent’s or Purchaser’s ability to perform its obligations hereunder.

ARTICLE 4

ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Subject to Section 5.14, each Stockholder hereby covenants and agrees as to itself, severally and not jointly, that:

Section 4.1. Voting of Subject Shares. (a) At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, such Stockholder shall, or shall cause the holder of record on any applicable record date to, vote its Subject Shares (to the extent that any of such Stockholder’s Subject Shares are not purchased in the Offer) (i) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, (ii) against (A) any agreement or arrangement related to any Acquisition Proposal, (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any Company subsidiary or (C) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of stockholders, and in connection therewith to execute any documents reasonably requested by Parent which are necessary or appropriate in order to effectuate the foregoing.

Section 4.2. Irrevocable Proxy. In order to secure the performance of such Stockholder’s obligations under this Agreement, by entering into this Agreement, such Stockholder hereby irrevocably (to the fullest extent permitted by law) grants a proxy appointing each executive officer of Purchaser as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in its name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 4.1. The proxy granted by such Stockholder pursuant to this Section 4.2 shall be revoked automatically, without any notice or other action by any person, upon termination of this Agreement in accordance with its terms. Such Stockholder hereby revokes any and all previous proxies granted with respect to its Subject Shares. Notwithstanding the foregoing, Purchaser shall not exercise this irrevocable proxy on any other matter except as provided above in Section 4.1. The Stockholders may vote the Subject Shares on all other matters.

Section 4.3. No Transfers; No Inconsistent Arrangements. (a) Except as provided hereunder or under the Merger Agreement, such Stockholder shall not, directly or indirectly, (i) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to or permit any such transfer of, any or all of its Subject Shares, or any interest therein, or create or permit to exist any Lien, other than any restrictions imposed by applicable law or pursuant to this Agreement, on any such Subject Shares, other than a transfer to a charitable organization or a trust for the benefit of the Stockholder or relatives thereof where such charitable organization or trustee of such trust has agreed in writing with Parent to be bound by the terms and conditions of this Agreement prior to such transfer, (ii) enter into any contract with respect to any transfer of such Subject Shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares, (iv) deposit or permit the deposit of such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of each Stockholder herein untrue or incorrect.

(b) Any attempted transfer of Subject Shares, or any interest therein, in violation of this Section 4.3 shall be null and void. In furtherance of this Agreement, such Stockholder shall and hereby does authorize the Company to notify the Company’s transfer agent that there is a stop transfer restriction with respect to all of its Subject Shares (and that this Agreement places limits on the voting and transfer of its Subject Shares); provided that any such stop transfer restriction shall terminate automatically, without any notice or other action by any person, upon the termination of this Agreement in accordance with Section 5.3 and, upon such event, Parent and the Company shall promptly notify the Company’s transfer agent of such termination.

Section 4.4. No Exercise of Appraisal Rights. Such Stockholder agrees not to exercise any appraisal rights or dissenter’s rights in respect of its Subject Shares which may arise with respect to the Merger.

Section 4.5. Company Stock Options. Prior to the Effective Time, when so requested, such Stockholder agrees to provide the Company a release as anticipated pursuant to Section 2.9(a) of the Merger Agreement in relation to such Stockholder’s Company Stock Options.

Section 4.6. Legends. If so requested by Parent, such Stockholder agrees that its Subject Shares shall bear a legend stating that they are subject to this Agreement; provided that the Company shall remove such legend upon the Outside Date.

Section 4.7. Documentation and Information. Such Stockholder (i) subject to reasonable prior notice to such Stockholder, consents to and authorizes the publication and disclosure by Parent of its identity and holding of Subject Shares, the nature of its commitments and obligations under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by applicable law in any press release, the Offer Documents, or any other disclosure document in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Such Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

ARTICLE 5

MISCELLANEOUS

Section 5.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

if to Parent or Purchaser, to

Arigene Co., Ltd.

83-25, Nonhyun-Dong, Kangnam-Gu

Seoul 135-010 Korea

Attn: Sang-Baek Park, Chief Executive Officer

Telecopy: 82-2-3444-5777

with a copy to:

K&L Gates LLP

10100 Santa Monica Blvd., 7th Floor

Los Angeles, CA 90067

Attn: Leib Orlanski

Telecopy: (310) 552-5001

if to each Stockholder, to the address set forth on Annex I,

with a copy to:

Trimeris, Inc.

2530 Meridian Parkway, 2nd Floor

Research Triangle Park, NC 27713

Attn: Michael Alrutz

Telecopy: (919) 806-4723

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

1875 Pennsylvania Ave., NW

Washington, D.C. 20006

Attn: John B. Watkins

Telecopy: (202) 663-6363

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

Section 5.2. Further Assurances. (a) Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements and other instruments as Parent or Purchaser may reasonably request to carry out the transactions expressly set forth in this Agreement.

(b) Parent and Purchaser shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents and other instruments as any other party may reasonably request to carry out the transactions contemplated by this Agreement.

Section 5.3. Termination. This Agreement shall terminate automatically, without any notice or other action by any person, upon the later of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the termination of the Offer by Parent. Notwithstanding the foregoing, nothing set forth in this Section 5.3 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any breach of this Agreement committed prior to termination of this Agreement.

Section 5.4. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

Section 5.5. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense

Section 5.6. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each of Parent and Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more direct or indirect wholly owned subsidiaries of Parent at any time; provided that such transfer or assignment shall not relieve Parent or Purchaser of any of its obligations hereunder.

Section 5.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 5.8. Jurisdiction. The parties hereto agree that any action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.1 shall be deemed effective service of process on such party.

Section 5.9. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

Section 5.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.13. Specific Performance. The parties hereto agree that each of Parent and Purchaser would be irreparably damaged if for any reason any Stockholder fails to perform any of its obligations under this Agreement, and that each of Parent and Purchaser would not have an adequate remedy at law for money damages in such event. Accordingly, each of Parent and Purchaser shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Section 5.14. Stockholder Capacity. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require any Stockholder to attempt to) limit, restrict or otherwise affect any Stockholder who is a director or officer of the Company or any of its subsidiaries from acting in such capacity (it being understood that this Agreement shall apply to each Stockholder solely in each Stockholder’s capacity as a holder of the Subject Shares and that no Stockholder is making any agreement or understanding herein in his or her capacity as a director or officer of the Company) or from fulfilling the obligations and responsibilities of such office (including the performance of obligations required by the fiduciary obligations and responsibilities under applicable law of such Stockholder acting solely in his or her capacity as a director or officer).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

	ARIGENE CO. LTD.		RTM ACQUISITION COMPANY

By:	/s/ Sang Baek Park	By:	/s/ Sang Baek Park
	Name: Sang Baek Park		Name: Sang Baek Park
	Title: CEO		Title: CEO

	STOCKHOLDER		STOCKHOLDER

	/s/ Felix J. Baker		/s/ Julian C. Baker
	Felix J. Baker, Ph.D.		Julian C. Baker

	STOCKHOLDER		STOCKHOLDER

	/s/ Arthur B. Cohen		/s/ Stephen R. Davis
	Arthur B. Cohen		Stephen R. Davis

	STOCKHOLDER		STOCKHOLDER

	/s/ Joseph P. Healey		/s/ Barry Quart
	Joseph P. Healey		Barry Quart, Pharm.D.

	STOCKHOLDER		STOCKHOLDER

	/s/ Martin A. Mattingly		/s/ Andrew L. Graham
	Martin A. Mattingly, Pharm.D.		Andrew L. Graham

STOCKHOLDER

/s/ Michael A. Alrutz
Michael A. Alrutz, J.D., Ph.D.

STOCKHOLDER

HealthCor Management, L.P., by HealthCor

Associates, LLC, its general partner, as manager

for:

HealthCor, L.P.

HealthCor Offshore Master Fund, L.P.

HealthCor Hybrid Offshore Master Fund, L.P.

By:	/s/ Joseph Healey
Name:	Joseph Healey
Title:	Portfolio Manager

FBB Associates

By:	/s/ Felix Baker
Name:	Felix Baker, Ph.D., General Partner

BAKER/TISCH INVESTMENTS, L.P.
By:	Baker/Tisch Capital, L.P.,
its general partner
By:	Baker/Tisch Capital (GP), LLC,
its general partner

By:	/s/ Felix Baker
Name: Felix Baker, Ph.D.
Title: Managing Member

BAKER BROS. INVESTMENTS, L.P.
By:	Baker Bros. Capital, L.P.,
its general partner
By:	Baker Bros. Capital (GP), LLC,
its general partner

By:	/s/ Felix Baker
Name: Felix Baker, Ph.D.
Title: Managing Member

BAKER BROS. INVESTMENTS II, L.P.
By:	Baker Bros. Capital, L.P.,
its general partner
By:	Baker Bros. Capital (GP), LLC,
its general partner

By:	/s/ Felix Baker
Name: Felix Baker, Ph.D.
Title: Managing Member

667, L.P.
By:	Baker Biotech Capital, L.P.,
its general partner
By:	Baker Biotech Capital (GP), LLC,
its general partner

By:	/s/ Felix Baker
Name: Felix Baker, Ph.D.
Title: Managing Member

Baker Biotech II (A), L.P.
By:	Baker Biotech Capital II (A), L.P.,
its general partner
By:	Baker Biotech Capital II (A) (GP), LLC,
its general partner

By:	/s/ Felix Baker
Name: Felix Baker, Ph.D.
Title: Managing Member

Baker Brothers Life Sciences, L.P.
By:	Baker Brothers Life Sciences Capital,
L.P.,
its general partner
By:	Baker Brothers Life Sciences Capital
(GP), LLC,
its general partner

By:	/s/ Felix Baker
Name: Felix Baker, Ph.D.
Title: Managing Member

ANNEX I

Table of Stockholders’ holdings as of August 31, 2009

Name	Common Shares	Restricted Shares	Options	Total	Notice
Michael A. Alrutz	19,479	15,000	127,408	161,887	2530 Meridian Parkway 2nd floor Durham NC, 27713
Andrew L. Graham	22,853	15,000	125,412	163,265	2530 Meridian Parkway 2nd floor Durham NC, 27713
Martin A. Mattingly	15,269	-	528,176	543,445	232 Rosemont Street La Jolla, CA 92037
Julian Baker	-	-	90,000	90,000	Baker Brothers Investments 667 Madison Avenue 21th Floor New York, NY 10065
Felix Baker	-	-	95,000	95,000	Baker Brothers Investments 667 Madison Avenue 21th Floor New York, NY 10065
FBB Associates	40,000	-	-	40,000	Baker Brothers Investments 667 Madison Avenue 21th Floor New York, NY 10065
Baker/Tisch Investments, L.P.	160,420	-	-	160,420	Baker Brothers Investments 667 Madison Avenue 21th Floor New York, NY 10065
Baker Bros. Investments, L.P.	149,411	-	-	149,411	Baker Brothers Investments 667 Madison Avenue 21th Floor New York, NY 10065
Baker Bros. Investments II, L.P.	166,949	-	-	166,949	Baker Brothers Investments 667 Madison Avenue 21th Floor New York, NY 10065
667, L.P.	1,253,084	-	-	1,253,084	Baker Brothers Investments 667 Madison Avenue 21th Floor New York, NY 10065
Baker Biotech Fund II (A), L.P.	502,454	-	-	502,454	Baker Brothers Investments 667 Madison Avenue 21th Floor New York, NY 10065
Baker Brothers Life Sciences, L.P.	1,228,857	-	-	1,228,857	Baker Brothers Investments 667 Madison Avenue 21th Floor New York, NY 10065
HealthCor Offshore Master Fund, L.P.	2,885,325	-	-	2,885,325	HealthCor Management, L.P. 152 West 57TH Street 47TH Floor New York, NY10019

Name	Common Shares	Restricted Shares	Options	Total	Notice
HealthCor, L.P.	838,222	-	-	838,222	HealthCor Management, L.P. 152 West 57TH Street 47TH Floor New York, NY10019
HealthCor Hybrid Offshore Master Fund, L.P.	690,110	-	-	690,110	HealthCor Management, L.P. 152 West 57TH Street 47TH Floor New York, NY10019
Arthur B. Cohen	-	-	40,000	40,000	HealthCor Management, L.P. 152 West 57TH Street 47TH Floor New York, NY10019
Joseph P. Healey	-	-	40,000	40,000	HealthCor Management, L.P. 152 West 57TH Street 47TH Floor New York, NY10019
Stephen R. Davis	-	-	65,000	65,000	51 Dairy Hill Road Madison, Connecticut 06443
Barry Quart	-	-	61,250	61,250	Andrea Biosciences, Inc. 2131 Palomar Airport Road Suite 300 Carlsbad, CA 92011